                                   EXHIBIT 5

                               December 17, 1999

Kmart Corporation
3100 West Big Beaver Road
Troy, MI 48084

Re: Kmart Corporation, Registration Statement on Form S-3
  For Kmart Stock Direct

Ladies and Gentlemen:

In connection with the registration of 2,000,000 shares of Common Stock, par value $1.00 (the "Securities") of Kmart Corporation (the "Company"), issuable under the Kmart Stock Direct Program, we have examined the following:

1. A copy of the Registration Statement to be filed with the Securities and Exchange Commission on or about December 17, and the Exhibits to be filed with and as a part of said Registration Statement;

2. A copy of the Amended and Restated Articles of Incorporation of the Company;

3. A copy of the By-laws of the Company, as amended; and

4. Copies of the minutes of meetings of the Board of Directors of the Company or committees thereof, deemed by us to be relevant to this opinion.

Further, in connection with this matter, we have reviewed certain of the Company's proceedings with respect to the authorization of the issuance of such Securities and with respect to the filing of said Registration Statement.

Based on the foregoing, it is our opinion that:

  a. the Company is a corporation in good standing, duly organized and validly existing under the laws of the State of Michigan;

  b. the necessary corporate proceedings and actions legally required for the registration of the Securities have been held and taken;

  c. the issuance and sale of the Securities has been duly and validly authorized; and

  d. the Securities of the Company, when issued, will be fully paid, non-assessable and free of any preemptive rights.

                                          Very truly yours,

                                          /s/ Dickinson, Wright PLLC